UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

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Twenty-First Century Fox, Inc.

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SUPPLEMENT TO THE JOINT PROXY STATEMENT/PROSPECTUS FOR

THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD JULY 27, 2018

These additional definitive materials are being filed to update and supplement the joint proxy statement/prospectus (the “joint proxy statement/prospectus”), (1) included in the Registration Statement on Form S-4, File No. 333-225850, filed by TWDC Holdco 613 Corp. (“New Disney”), with the Securities and Exchange Commission (the “SEC”), and declared effective by the SEC on June 28, 2018, (2) filed by New Disney with the SEC as a prospectus on June 28, 2018, (3) filed by The Walt Disney Company (“Disney”), with the SEC as a definitive proxy statement on Schedule 14A, File No. 333-225850, on June 28, 2018, (4) filed by Twenty-First Century Fox, Inc. (“21CF”), with the SEC as a definitive proxy statement on Schedule 14A, File No. 333-225850, on June 28, 2018, and (5) mailed by Disney and 21CF to their respective stockholders commencing on June 28, 2018. The information contained on this Schedule 14A is incorporated by reference into the joint proxy statement/prospectus. Terms used in these additional definitive materials, but not otherwise defined, shall have the meanings ascribed to such terms in the joint proxy statement/prospectus.

The supplemental information contained in these additional definitive materials should be read in conjunction with the joint proxy statement/prospectus, which should be read in its entirety. To the extent that information in these additional definitive materials differs from or updates information contained in the joint proxy statement/prospectus, the information in these additional definitive materials shall supersede or supplement the information in the joint proxy statement/prospectus. The information contained in this supplement speaks only as of July 16, 2018, unless the information specifically indicates that another date applies.

If you have not already submitted a proxy for use at the Disney special meeting or the 21CF special meeting, as applicable, since the distribution of the new material dated June 28, 2018, you are urged to do so promptly. These additional definitive materials do not affect the validity of any proxy card or voting instructions that Disney stockholders or 21CF stockholders may have previously received or delivered following the distribution of the new proxy material dated June 28, 2018. No action is required by any Disney stockholder or 21CF stockholder who has previously delivered a proxy or voting instructions following the distribution of the new proxy material dated June 28, 2018 and who does not wish to revoke or change that proxy or voting instructions.

The sixth bullet on page 143 of the joint proxy statement/prospectus under the heading “Opinions of 21CF’s Financial Advisors” is amended and supplemented by adding the following bolded and underlined text:

•	the 21CF forecasts, which are summarized below under “The Transactions—Certain 21CF Forecasts,” and which include certain internal financial analyses and forecasts for RemainCo and certain financial analyses and forecasts for Sky (which were derived from publicly available third-party research dated May 2018 and Sky filings, were not provided by Sky, have not been disclosed with the cooperation or agreement of Sky, are not consensus forecasts and, other than certain extrapolations, do not reflect independent determinations by 21CF management) and Hulu, LLC, entities in which 21CF holds equity investments provided by the management of 21CF, as approved for Goldman Sachs’ use by 21CF, and certain operating synergies (i.e., $2.0 billion in run-rate cost synergies) projected by the management of 21CF to result from the transactions, as approved for Goldman Sachs’ use by 21CF, which we refer to as the “Synergies”; and

The second paragraph on page 146 of the joint proxy statement/prospectus under the heading “Illustrative Discounted Cash Flow” is amended and restated by adding the following bolded and underlined text:

RemainCo. Using a mid-year convention and discount rates ranging from 6.75% to 7.75%, reflecting estimates of RemainCo’s weighted average cost of capital, Goldman Sachs discounted to present value as of June 30, 2018 (i) estimates of the unlevered free cash flow to be generated by RemainCo for the period from July 1, 2018 to June 30, 2023, derived from the 21CF forecasts and (ii) a range of illustrative terminal values for RemainCo as of June 30, 2023, calculated by applying perpetuity growth rates ranging from 2.0% to 2.5% to the estimate of the terminal year unlevered free cash flow of RemainCo, derived from the 21CF forecasts (which analysis implied exit terminal year EBITDA multiples ranging from 8.7x to 11.8x). Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the 21CF forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative enterprise values for RemainCo by adding the ranges of present values it derived as described above. To calculate estimates of unlevered free cash flow, Goldman Sachs used levered free cash flow, as provided by 21CF, added back interest expense and subtracted stock-based compensation expenses, dividends received, investments and other non-recurring cash flow as set forth in the 21CF forecasts and approved for Goldman Sachs’ use by 21CF. Goldman Sachs also used a tax rate as approved for Goldman Sachs’ use by 21CF. Goldman Sachs then subtracted from the range of illustrative enterprise values net debt (of $13.1 billion) and minority interests and added ~~the~~ an estimated value of the unconsolidated assets (including the 30% interest in Hulu, LLC, but excluding the 39% interest in Sky) (the estimated net value of such minority interests and other unconsolidated assets amount to an aggregate of $1.1 billion), of RemainCo, in each case as of June 30, 2018 as provided by 21CF management, and added the value of 21CF’s 39% interest in Sky implied by a share price of £12.50 (the latest offer price of the Sky acquisition, made by Comcast on April 25, 2018) converted to USD using a 1.35 USD per GBP exchange ratio per 21CF’s management, to derive a range of illustrative equity values for RemainCo. Goldman Sachs divided the range of illustrative equity values by the total number of fully diluted shares of 21CF outstanding as of June 2018, calculated using information provided by 21CF’s management, to derive a range of implied present values per share of RemainCo of $25.36 to $33.87.

The third paragraph beginning on page 146 of the joint proxy statement/prospectus under the heading “Illustrative Discounted Cash Flow” is amended and restated by deleting the following strikethrough text and adding the following bolded and underlined text:

New Disney. Using a mid-year convention and discount rates ranging from 7.00% to 8.00%, reflecting estimates of New Disney’s weighted average cost of capital, Goldman Sachs discounted to present value as of September 30, 2019, which Goldman Sachs assumed, at the direction of 21CF management, to be the date of the closing of the proposed transaction (i) estimates of the unlevered free cash flow to be generated by New Disney for the period from October 1, 2019 to September 30, 2023, derived from the Disney pro forma forecasts and (ii) a range of illustrative terminal values for New Disney as of September 30, 2023, calculated by applying perpetuity growth rates ranging from 2.00% to 2.50% to the estimate of the terminal year unlevered free cash flow of New Disney, derived from the Disney pro forma forecasts (which analysis implied exit terminal year EBITDA multiples of 10.4x to 13.8x). Based on its professional judgment and experience, Goldman Sachs derived such discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including the company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Disney pro forma forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative enterprise values for New Disney as of September 30, 2019, by adding the ranges of present values it derived as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values ~~the~~ estimated net debt ~~and~~ (of $66.8 billion) and an estimated amount for minority interests (of $14.2 billion) and added ~~the~~ an estimated value of the unconsolidated assets (excluding the 60% interest in Hulu, LLC and the 39% interest in Sky) (of $5.4 billion), of New Disney as of September 30, 2019 as reflected in the Disney pro forma forecasts to derive a range of illustrative equity values for New Disney (excluding the interests in Hulu, LLC and Sky). Goldman Sachs then divided the range of illustrative equity values by the total number of fully diluted shares of New Disney expected to be outstanding as of September 30, 2019, using information approved for Goldman Sachs’ use by 21CF management, to derive a range of implied values per share of New Disney as of September 30, 2019. Goldman Sachs then discounted the resulting range of implied values per share of New Disney described above to present value as of June 30, 2018, using a discount rate of 8.5%, reflecting an estimate of New Disney’s cost of equity, to derive a range of implied present values per share of New Disney (excluding the interests in Hulu, LLC and Sky). Based on its professional judgment and experience, Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then calculated the value of 21CF’s 39% interest in Sky implied by a share price of £12.50 (the latest offer price of the Sky acquisition, made by Comcast on April 25, 2018) converted to USD using a 1.35 USD per GBP exchange ratio per 21CF’s management and the value of the 60% interest in Hulu, LLC and then divided these values by the total number of fully diluted shares of New Disney expected to be outstanding, using information approved for Goldman Sachs’ use by 21CF management, to derive an implied value per share of the interests in Hulu and Sky. Goldman Sachs added these values per share to the range of implied present values per share of New Disney (excluding the interests in Hulu, LLC and Sky) to derive a range of implied present values per share of New Disney (including the interests in Hulu, LLC and Sky). Goldman Sachs multiplied the range of implied present values per share of New Disney by the stock portion of the 21CF merger consideration assuming a prorated exchange ratio of 0.1828 shares of New Disney common stock for each share of 21CF common stock and added to the result a prorated cash portion of the 21CF merger consideration consisting of $19.00 to derive a range of implied present values for 0.1828 shares of New Disney common stock for each share of 21CF common stock, together with the $19.00 cash portion of the 21CF merger consideration, of $42.61 to $51.76. Goldman Sachs then performed the analysis described above assuming, instead, a the stock portion of the 21CF merger consideration will be based on an exchange ratio of 0.1662 shares of New Disney common stock, reflecting the lower end of the possible exchange ratios (assuming that the tax adjustment amount is zero). This analysis resulted in a range of implied present values for the 0.1662 shares of New Disney common stock, together with the cash portion of the 21CF merger consideration consisting of $19.00, of $40.85 to $49.31.

The first full sentence on page 148 of the joint proxy statement/prospectus under the heading “Illustrative Present Value of Future Stock Price Analysis” is amended and restated by adding the following bolded and underlined text:

Based on its professional judgment and experience, Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

The first full paragraph on page 148 of the joint proxy statement/prospectus under the heading “Illustrative Present Value of Future Stock Price Analysis” is amended and restated by adding the following bolded and underlined text:

Goldman Sachs separately derived ranges of illustrative present values per share of RemainCo of 21CF’s 30% interest in Hulu, LLC and its 39% interest in Sky based on ranges of theoretical equity values it derived for Hulu, LLC and Sky. Goldman Sachs derived ranges of theoretical equity values for Hulu, LLC as of the end of 21CF’s fiscal year ending June 30 of each of 2019 through 2021 by applying illustrative one year forward enterprise value to revenue multiples ranging from 2.0x to 3.0x, derived by Goldman Sachs utilizing its professional judgment and experience, to estimates of revenue for Hulu, LLC for ~~future years~~ the following fiscal year, as reflected in the 21CF forecasts and discounting the result to June 30, 2018, by applying illustrative discount rates ranging from 10.5% to 12.5%, reflecting estimates of Hulu, LLC’s cost of equity. Based on its professional judgment and experience, Goldman Sachs derived such range of discount rates by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs derived ranges of theoretical equity values for Sky as of the end of 21CF’s fiscal year ending June 30 of each of 2019 through 2021 by applying illustrative one year forward enterprise value to EBITDA multiples ranging from 9.0x to 11.0x, derived by Goldman Sachs utilizing its professional judgment and experience, to estimates of EBITDA for Sky for ~~future years~~ the following fiscal year as reflected in the 21CF forecasts and discounting the result to June 30, 2018, by applying an illustrative discount rate of 7.75%, reflecting an estimate of Sky’s cost of equity, and using an estimate of Sky net debt provided by 21CF management. Based on its professional judgement and experience, Goldman Sachs derived such discount rate by application of the capital asset pricing model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

The first full sentence on page 149 of the joint proxy statement/prospectus under the heading “Illustrative Present Value of Future Stock Price Analysis” is amended and restated by adding the following bolded and underlined text:

Based on its professional judgement and experience, Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally.

The first full paragraph on page 149 of the joint proxy statement/prospectus under the heading “Illustrative Present Value of Future Stock Price Analysis” is amended and restated by deleting the following strikethrough text and adding the following bolded and underlined text:

Goldman Sachs separately derived ranges of illustrative present values for 0.1828 of a share of New Disney of the 60% interest in Hulu LLC and the 39% interest in Sky using the same methodologies and time periods as described above.

The final paragraph beginning on page 150 of the joint proxy statement/prospectus under the heading “Selected Precedent Transaction Analysis” is amended and restated by deleting the following strikethrough text and adding the following bolded and underlined text:

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of NTM EBITDA multiples of 10.0x to 12.2x to RemainCo’s estimated EBITDA for fiscal year 2019, as reflected in the 21CF forecasts, to derive a range of implied enterprise values for RemainCo. Goldman Sachs subtracted from the range of implied enterprise values ~~the~~ net debt (of $13.1 billion) and minority interests and added ~~the~~ estimated value of the unconsolidated assets (including the 30% interest in Hulu, LLC but excluding the 39% interest in Sky), of RemainCo, in each case as of June 30, 2018 as provided by 21CF management, added the value of 21CF’s 39% interest in Sky implied by a share price of £12.50 (the latest offer price of the Sky acquisition, made by Comcast on April 25, 2018) (the estimated net value of such minority interests and other unconsolidated assets amount to an aggregate of $1.1 billion) converted to USD using a 1.35 USD per GBP exchange ratio per 21CF’s management, and divided the result by the total number of fully diluted shares of 21CF outstanding as of June 2018, calculated using information provided by 21CF management, to derive a reference range of implied values per share of RemainCo of $23.38 to $28.67.

The final paragraph beginning on page 151 of the joint proxy statement/prospectus under the heading “Opinion of Goldman Sachs & Co. LLC” is amended and restated by deleting the following strikethrough text and adding the following bolded and underlined text:

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of 21CF, Disney, New Disney, any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions. Goldman Sachs has acted as financial advisor to 21CF in connection with, and has participated in certain of the negotiations leading to, the transactions. Goldman Sachs expects to receive fees for its services in connection with the transactions, the principal portion of which is contingent upon consummation of the transactions, and 21CF has agreed to reimburse certain of Goldman Sachs’ expenses arising, and indemnify Goldman Sachs against certain liabilities that may arise, out of Goldman Sachs’ engagement. At the request of 21CF, subsequent to 21CF engaging Goldman Sachs as financial advisor, an affiliate of Goldman Sachs has entered into financing commitments to provide New Fox with a Senior Unsecured 364 Day Bridge Facility (aggregate principal amount of $9 billion) in connection with the consummation of the transactions, subject to the terms of such commitments. ~~An affiliate of Goldman Sachs may also act as a lead underwriter, initial purchaser, placement agent, arranger and bookrunner in connection with New Fox’s possible incurrence of permanent debt financing.~~ At the request of 21CF, subsequent to 21CF engaging Goldman Sachs as financial advisor, an affiliate of Goldman Sachs was engaged as lead underwriter, initial purchaser, placement agent, arranger and bookrunner in connection with New Fox’s possible incurrence of permanent debt financing. Both of Goldman Sachs’ roles were disclosed to the 21CF board prior to Goldman Sachs delivering its fairness opinion.

The final paragraph beginning on page 157 of the joint proxy statement/prospectus under the heading “RemainCo Financial Analysis – Selected Public Company Analysis” is amended and supplemented by adding the following bolded and underlined text:

Centerview applied the EBITDA multiple reference range to the estimated EBITDA to be generated by RemainCo’s core consolidated assets (excluding RemainCo’s interest in Sky, Hulu, LLC and other unconsolidated assets of RemainCo) for the four quarter period ended September 30, 2019 as set forth in the 21CF forecasts to derive a range of implied enterprise values for RemainCo’s core consolidated assets. Centerview subtracted from this range of implied enterprise values the face value of 21CF’s net debt of $13.1 billion as of June 30, 2018 attributed by 21CF management to RemainCo as set forth in the 21CF internal data to derive a range of implied equity values. Centerview then added estimated values for RemainCo’s interests in Sky (derived based on the closing price for the Sky shares as of June 18, 2018), for RemainCo’s interest in Hulu, LLC (derived, at the direction of 21CF management, by applying a 25% premium to the implied price paid by Time Warner Inc. in connection with its $583mm purchase of a 10% interest in Hulu, LLC in August 2016), and RemainCo’s other unconsolidated assets (based on the 21CF internal data) and subtracted values for certain minority interests in RemainCo subsidiaries (based on the 21CF internal data), which estimated values of such interests and other unconsolidated assets amount to an aggregate of $13.0 billion, to derive a range of implied equity values for RemainCo. Centerview then divided these implied equity values for RemainCo by the number of fully-diluted outstanding shares of 21CF common stock as of June 18, 2018 as set forth in the 21CF internal data to derive a range of implied values per share of RemainCo common stock.

The first full sentence on page 158 of the joint proxy statement/prospectus under the heading “RemainCo Financial Analysis – Selected Public Company Analysis” is amended and supplemented by adding the following bolded and underlined text:

Centerview then added estimated values for RemainCo’s interests in Sky (derived based on the closing price for the Sky shares as of June 18, 2018), for RemainCo’s interest in Hulu, LLC (derived, at the direction of 21CF management, by applying a 25% premium to the implied price paid by Time Warner Inc. in connection with its $583mm purchase of a 10% interest in Hulu, LLC in August 2016), and RemainCo’s other unconsolidated assets (based on the 21CF internal data) and subtracted values for certain minority interests in RemainCo subsidiaries (based on the 21CF internal data), which estimated values of such interests and other unconsolidated assets amount to an aggregate of $13.0 billion, to derive a range of implied equity values for RemainCo.

The final paragraph on page 159 of the joint proxy statement/prospectus under the heading “RemainCo Financial Analysis – Selected Public Company Analysis” is amended and supplemented by adding the following bolded and underlined text:

Centerview applied this reference range to the LTM EBITDA for RemainCo’s core consolidated assets as of June 30, 2018 as provided by 21CF to calculate a range of implied enterprise values for RemainCo’s core consolidated assets. Centerview subtracted from this range of implied enterprise values the face value of 21CF’s net debt of $13.1 billion as of June 30, 2018 attributed by 21CF management to RemainCo as set forth in the 21CF internal data to derive a range of equity values for RemainCo’s core consolidated assets. Centerview then added estimated values for RemainCo’s interest in Sky (derived based on the closing price for the Sky shares as of June 18, 2018), for RemainCo’s interest in Hulu, LLC (derived, at the direction of 21CF management, by applying a 25% premium to the implied price paid by Time Warner Inc. in connection with its $583mm purchase of a 10% interest in Hulu, LLC in August 2016), and RemainCo’s other unconsolidated assets (based on the 21CF internal data) and subtracted values for certain minority interests in RemainCo subsidiaries (based on the 21CF internal data), which estimated values of such interests and other unconsolidated assets amount to an aggregate of $13.0 billion, to derive a range of implied equity values for RemainCo.

The third full paragraph on page 160 of the joint proxy statement/prospectus under the heading “Discounted Cash Flow Analysis” is amended and restated by deleting the following strikethrough text and adding the following bolded and underlined text:

Centerview calculated a range of illustrative equity values for RemainCo by (1) discounting to present value as of June 30, 2018, using discount rates ranging from 7.25% to 8.25% ~~(derived by application of the capital asset pricing model, which requires certain company specific inputs as well as certain financial metrics for the United States financial markets generally, and reflecting Centerview’s analysis of RemainCo’s weighted average cost of capital, such other company specific inputs and appropriate financial metrics~~ (determined based on Centerview’s analysis of RemainCo’s weighted average cost of capital, determined using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. Treasury notes, levered and unlevered betas for a comparable group of companies, market risk and size premia, yields on an index of comparable credits and tax rates) and a mid-year discounting convention: (a) the forecasted unlevered free cash flows of RemainCo’s core consolidated assets over the period beginning July 1, 2018 and ending on June 30, 2023, utilizing the 21CF forecasts and assumptions discussed with 21CF management and (b) a range of illustrative terminal values for RemainCo’s core consolidated assets, calculated by Centerview applying perpetuity growth rates ranging from 1.0% to 2.0%, which Centerview selected based on its professional judgment, to unlevered free cash flows for RemainCo’s core consolidated assets for the terminal year of $3.5 billion; (2) subtracting from the foregoing results the face value of 21CF’s net debt of $13.1 billion as of June 30, 2018 attributed by 21CF management to RemainCo as set forth in the 21CF internal data to derive a range of equity values for RemainCo’s core consolidated assets; (3) adding to the foregoing results estimated values for RemainCo’s interests in Sky (derived based on the closing price for the Sky shares as of June 18, 2018), RemainCo’s interest in Hulu, LLC (derived, at the direction of 21CF management, by applying a 25% premium to the implied price paid by Time Warner Inc. in connection with its $583mm purchase of a 10% interest in Hulu, LLC in August 2016), and RemainCo’s other unconsolidated assets (based on the 21CF internal data) ~~and subtracted values for certain minority~~

~~interests in RemainCo subsidiaries (based on the 21CF internal data)~~; and (4) subtracting from the foregoing result implied values for certain minority interests in RemainCo subsidiaries based on the 21CF internal data, which estimated values of such interests and other unconsolidated assets referenced in clause (3) above less the minority interests referenced in clause (4) above amount to an aggregate of $13.0 billion.

The third paragraph on page 163 of the joint proxy statement/prospectus under the heading “Discounted Cash Flow Analysis” is amended and restated by deleting the following strikethrough text and adding the following bolded and underlined text:

Centerview calculated a range of illustrative equity values for Disney by (1) discounting to present value as of June 30, 2018, using discount rates ranging from 7.0% to 8.0% ~~(derived by application of the capital asset pricing model, which requires certain company specific inputs as well as certain financial metrics for the United States financial markets generally, and reflecting Centerview’s analysis of Disney’s weighted average cost of capital, such other company specific inputs and appropriate financial metrics~~ (determined based on Centerview’s analysis of Disney’s weighted average cost of capital, determined using the Capital Asset Pricing Model and based on considerations that Centerview deemed relevant in its professional judgment and experience, taking into account certain metrics including yields for U.S. Treasury notes, levered and unlevered betas for a comparable group of companies, market risk and size premia, yields on an index of comparable credits and tax rates) and a mid-year discounting convention: (a) the forecasted unlevered free cash flows of Disney’s consolidated assets over the period beginning July 1, 2018 and ending on September 30, 2023, utilizing the 21CF Disney forecasts and assumptions discussed with 21CF management and (b) a range of illustrative terminal values for Disney’s consolidated assets, calculated by Centerview applying perpetuity growth rates ranging from 1.0% to 2.0%, which Centerview selected based on its professional judgment, to unlevered free cash flows for Disney’s consolidated assets for the terminal year of $14.8 billion; (2) subtracting from the foregoing results the face value of Disney’s net debt as of March 31, 2018 as set forth in Disney’s Form 10-Q filed May 8, 2018; (3) adding to the foregoing results estimated values for Disney’s interest in Hulu, LLC (derived by applying a 25% premium to the implied price paid by Time Warner Inc. in connection with its $583 million purchase of a 10% interest in Hulu, LLC in August 2016) and Disney’s interest in its other unconsolidated assets (based on Wall Street estimates); and (4) subtracting from the foregoing result estimated values for certain minority interests in Disney subsidiaries (based on Wall Street estimates).

The table on page 169 of the joint proxy statement/prospectus under the heading “Original 21CF Forecasts Provided to Disney” is amended and supplemented by adding the following bolded and underlined text:

	Fiscal Year Ended, June 30
($ millions)	2016A	2017A	2018F	2019E	2020E	’17-’20 CAGR
Revenue
Cable	$11,613	$12,270	$13,881	$15,644	$16,815	11%
Film	8,505	8,235	8,541	9,632	9,348	4%
Sky	15,794	17,049	18,262	19,331	20,406	6%
Corporate/Elims	(1,913)	(2,114)	(1,986)	(2,034)	(2,034)	n/a
Total Revenue	$33,999	$35,440	$38,698	$42,573	$44,535	8%

EBITDA
Cable	$3,573	$3,642	$4,070	$4,208	$4,996	11%
Film	1,085	1,051	1,003	1,281	1,270	7%
Sky (adjusted)(1)	2,875 (4)	2,823 (5)	3,150	3,532 (2)	3,454 (3)	7%
Corporate/Elims	(377)	(373)	(427)	(425)	(439)	n/a
Total EBITDA	$7,156	$7,144	$7,795	$8,595	$9,281	9%

(1)	Consistent with historical Sky practice, adjusted results exclude items that may distort comparability in order to provide a measure of underlying performance.
(2)	EBITDA (adjusted) has been revised from publicly available third-party research by 21CF management to reflect $25 million of potential synergies in fiscal year 2019.
(3)	EBITDA (adjusted) has been revised from publicly available third-party research by 21CF management to reflect $50 million of potential synergies in fiscal year 2020.

(4)	As reported by Sky in its FY 2016 earnings release, 2016A Sky (adjusted) EBITDA includes net positive adjustments totaling £208 million related to corporate restructuring and efficiency programmes, the integration of Sky Deutschland and Sky Italia in the enlarged Sky group, the remeasurement of derivative financial instruments not qualifying for hedge accounting and hedge ineffectiveness, and advisory and transaction fees incurred on the purchase of Sky Deutschland and Sky Italia.
(5)	As reported by Sky in its FY 2017 earnings release, 2017A Sky (adjusted) EBITDA includes net positive adjustments totaling £203 million related to corporate restructuring and efficiency programmes, the integration of Sky Deutschland and Sky Italia in the enlarged Sky group, share-based payments incurred as a result of the December 2016 recommended pre-conditional cash offer by 21CF for the fully diluted share capital of Sky which 21CF and its affiliates do not already own, and advisory fees associated with such offer.

The table beginning on page 173 of the joint proxy statement/prospectus under the heading “21CF Forecasts Provided to Disney” is amended and supplemented by adding the following bolded and underlined text:

	Fiscal Year Ended, June 30
($ millions)	2017A	2018F		2019E
Revenue
Cable	$11,833	$12,948		$14,262
Film	8,235	8,598		8,182
Sky(5)	17,049	18,334		19,167
Corporate/Elims	(2,114)	(1,278)		(1,278)
Total Revenue	$35,003	$38,603		$40,333

EBITDA
Cable	$3,482	$3,788		$3,842
Film	1,051	938		1,021
Sky (adjusted)(1)(5)	2,823 (6)	3,163	(2)	3,380	(3)
Corporate/Elims	(373)	(400	)(4)	(400	)(4)

Total EBITDA	$6,983	$7,489		$7,842

(1)	Consistent with historical Sky practice, adjusted results exclude items that may distort comparability in order to provide a measure of underlying performance.
(2)	EBITDA (adjusted) has been revised from publicly available third-party research by 21CF management to reflect pro forma estimates including $25 million of synergies.
(3)	EBITDA (adjusted) has been revised from publicly available third-party research by 21CF management to reflect pro forma estimates including $50 million of synergies.
(4)	Includes $10 million of profit eliminations for each of fiscal years 2018 and 2019.
(5)	The amounts set forth above assume an exchange rate of $1.32/£ for fiscal year 2017 and an exchange rate of $1.35/£ for fiscal years 2018 and 2019.
(6)	As reported by Sky in its FY 2017 earnings release, 2017A Sky (adjusted) EBITDA includes net positive adjustments totaling £203 million related to corporate restructuring and efficiency programmes, the integration of Sky Deutschland and Sky Italia in the enlarged Sky group, share-based payments incurred as a result of the December 2016 recommended pre-conditional cash offer by 21CF for the fully diluted share capital of Sky which 21CF and its affiliates do not already own, and advisory fees associated with such offer.

The first table on page 202 of the joint proxy statement/prospectus under the heading “21CF Disney Forecasts” is amended and supplemented by adding the following bolded and underlined text:

	Fiscal Year Ended, September 30
($ millions)	2017A	2018E	2019E	2020E	2021E	2022E	2023E	’17-’21 CAGR	’21-’23 CAGR
Revenue	$55,137	$58,170	$62,125	$64,921	$67,335	$69,713	$72,153	5.1%	3.5%
Fully Burdened EBITDA(1)	16,655	16,493	18,626	20,203	20,958	22,304	23,751	5.9%	6.5%
Levered Free Cash Flow(2)	N/A	8,948	10,699	11,989	12,750	13,992	15,279	N/A	9.5%
Net adjustment from levered free cash flow to unlevered free cash flow(3)	N/A	(385)	(488)	(535)	(616)	(731)	(814)	N/A	N/A

(1)	Fully Burdened EBITDA was calculated as total segment operating income, plus depreciation and amortization, less corporate expenses, less equity in the income of investees.
(2)	Levered free cash flow is calculated as EBITDA less cash taxes, less cash interest expense, less capital expenditures, less increases in net working capital, less net increase in film and television production and programming costs, plus stock-based compensation expenses, plus cash received from equity in the income of investees, plus other cash flow items.
(3)	Net adjustments include: (a) adding back interest expense (b) subtracting stock-based compensation expenses, cash distributions from equity investees, and other cash flows and (c) adjusting for taxes.

The second table beginning on page 202 of the joint proxy statement/prospectus under the heading “Disney Pro Forma Forecasts” is amended and supplemented by adding the following bolded and underlined text:

	Fiscal Year Ended, September 30
($ millions)	2019E	2020E	2021E	2022E	2023E	’19-’23 CAGR
Revenue	$84,280	$89,025	$94,247	$98,006	$100,778	4.6%
EBITDA	$24,225	$26,363	$28,744	$30,441	$32,187	7.4%
Levered Free Cash Flow(1)	N/A	$13,777	$17,421	$18,290	$19,801	N/A
Net adjustment from levered free cash flow to unlevered free cash flow(2)	N/A	$1,361	$(362)	$(617)	$(715)	N/A

(1)	Levered free cash flow is calculated as EBITDA less cash taxes, less cash interest expense, less capital expenditures, less increases in net working capital, less net increase in film and television production and programming costs, plus stock-based compensation expenses, plus dividends received, plus cash received from equity in the income of investees, plus other cash flow items.
(2)	Net adjustments include: (a) adding back interest expense, (b) subtracting stock-based compensation expenses, cash distributions from equity investees, and dividends received, (c) adding back post-tax cost to achieve synergies, (d) adjusting for taxes and (e) subtracting investment amounts.

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction among Disney and 21CF and TWDC Holdco 613 Corp. (“New Disney”), New Disney has filed with the SEC a registration statement on Form S-4 (File No. 333-225850) (as amended, the “Form S-4”), which was declared effective by the SEC on June 28, 2018. The Form S-4 includes an updated joint proxy statement of Disney and 21CF and also constitutes a prospectus of New Disney (the “updated joint proxy statement/prospectus”). The updated joint proxy statement/prospectus was mailed to the respective stockholders of Disney and 21CF on or about June 28, 2018. This updated joint proxy statement/prospectus replaces the definitive joint proxy statement/prospectus which Disney and 21CF previously filed with the SEC on May 24, 2018 and mailed to their respective stockholders on or about June 1, 2018 (the “original joint proxy statement/prospectus”). 21CF will file with the SEC a registration statement for a newly formed subsidiary (“New Fox”), which is contemplated to own certain assets and businesses of 21CF not being acquired by Disney in connection with the proposed transaction. 21CF, Disney and New Disney may also file other documents with the SEC regarding the proposed transaction. This document is not a substitute for the Form S-4, the updated joint proxy statement/prospectus or the registration statement of New Fox or any other document which 21CF, Disney or New Disney may file with the SEC. INVESTORS AND SECURITY HOLDERS OF 21CF AND DISNEY ARE URGED TO READ THE REGISTRATION STATEMENTS, THE UPDATED JOINT PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statements and the updated joint proxy statement/prospectus and, when available, other documents filed with the SEC by 21CF, Disney and New Disney through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of:

21CF	Disney
c/o Okapi Partners LLC	c/o Broadridge Corporate Issuer Solutions
1212 Avenue of the Americas, 24th Floor	P.O. Box 1342
New York, NY 10036	Brentwood, NY 11717
(877) 274-8654	Attention: Disney Shareholder Services
21CFinfo@okapipartners.com	1 (855) 553 4763

Participants in the Solicitation

21CF, Disney, New Disney and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding 21CF’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is available in 21CF’s Annual Report on Form 10-K for the year ended June 30, 2017 and its proxy statement filed on September 28, 2017, which are filed with the SEC. Information regarding Disney’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is available in Disney’s Annual Report on Form 10-K for the year ended September 30, 2017 and its proxy statement filed on January 12, 2018, which are filed with the SEC. A more complete description is available in the registration statement on Form S-4 and the updated joint proxy statement/prospectus, and will be available in the registration statement of New Fox.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and does not constitute an offer to subscribe for, buy or sell, or the solicitation of an offer to subscribe for, buy or sell, or an invitation to subscribe for, buy or sell any securities or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, invitation, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Cautionary Notes on Forward Looking Statements

This communication contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed transaction and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed transaction or to make any filing or take other action required to consummate such transaction in a timely matter or at all, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to: (i) the completion of the proposed transaction may not occur on the anticipated terms and timing or at all, (ii) the required regulatory approvals are not obtained, or that in order to obtain such regulatory approvals, conditions are imposed that adversely affect the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction, (iii) the risk that a condition to closing of the transaction may not be satisfied (including, but not limited to, the receipt of legal opinions with respect to the treatment of certain aspects of the transaction under U.S. and Australian tax laws), (iv) the risk that the anticipated tax treatment of the transaction is not obtained, (v) an increase or decrease in the anticipated transaction taxes (including due to any changes to tax legislation and its impact on tax rates (and the timing of the effectiveness of any such changes)) to be paid in connection with the separation prior to the closing of the transactions could cause an adjustment to the number of New Disney shares and the cash amount to be paid to holders of 21CF’s common stock, (vi) potential litigation relating to the proposed transaction that could be instituted against 21CF, Disney or their respective directors, (vii) potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transactions, (viii) risks associated with third party contracts containing consent and/or other provisions that may be triggered by the proposed transaction, (ix) negative effects of the announcement or the consummation of the transaction on the market price of 21CF’s common stock, Disney’s common stock and/or New Disney’s common stock, (x) risks relating to the value of the New Disney shares to be issued in the transaction and uncertainty as to the long-term value of New Disney’s common stock, (xi) the potential impact of unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition and losses on the future prospects, business and management strategies for the management, expansion and growth of New Disney’s operations after the consummation of the transaction and on the other conditions to the completion of the merger, (xii) the risks and costs associated with, and the ability of New Disney to, integrate the businesses successfully and to achieve anticipated synergies, (xiii) the risk that disruptions from the proposed transaction will harm 21CF’s or Disney’s business, including current plans and operations, (xiv) the ability of 21CF or Disney to retain and hire key personnel, (xv) adverse legal and regulatory developments or determinations or adverse changes in, or interpretations of, U.S., Australian or other foreign laws, rules or regulations, including tax laws, rules and regulations, that could delay or prevent completion of the proposed transactions or cause the terms of the proposed transactions to be modified, (xvi) the ability of the parties to obtain or consummate financing or refinancing related to the transactions upon acceptable terms or at all, (xvii) the risk that New Fox, as a new company that currently has no credit rating, will not have access to the capital markets on acceptable terms, (xviii) the risk that New Fox may be unable to achieve some or all of the benefits that 21CF expects New Fox to achieve as an independent, publicly-traded company, (xix) the risk that New Fox may be more susceptible to market fluctuations and other adverse events than it would have otherwise been while still a part of 21CF, (xx) the risk that New Fox will incur significant indebtedness in connection with the separation and distribution, and the degree to which it will be leveraged following completion of the distribution may materially and adversely affect its business, financial condition and results of operations, (xxi) as well as management’s response to any of the aforementioned factors.

These risks, as well as other risks associated with the proposed transactions, are more fully discussed in the updated joint proxy statement/prospectus included in the Form S-4, and will be more fully discussed in the registration statement that will be filed with respect to New Fox. While the list of factors presented here and in the updated joint proxy statement/prospectus included in the Form S-4 are, and the list of factors presented in the registration statement of New Fox will be, considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on 21CF’s, Disney’s or New Disney’s consolidated financial condition, results of operations, credit rating or liquidity. Neither 21CF, Disney nor New Disney assume any obligation to publicly provide revisions or updates to any forward looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.